EXHIBIT NUMBER 10.18

                                PROMISSORY NOTE
                                ---------------
                                   (Term Loan)

$5,000,000.00                                                Dated: May 15, 2012
                                                    Final Maturity: May 15, 2016

        NOBLE ROMAN'S, INC., an Indiana corporation (the "Maker") promises to pay to the order of BMO HARRIS BANK NA., a national banking association (the "Bank") at the principal banking office of the Bank at Indianapolis, Indiana, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) and to pay interest on the unpaid principal balance outstanding from time to time as herein provided.

        This Note evidences a loan (the "Loan") extended to the Maker by the Bank under a Credit Agreement entered into by and between the Maker and the Bank dated as of the date of this Note (as may hereafter be amended, collectively, the "Credit Agreement"). The Loan is referred to in the Credit Agreement as the "Term Loan." All references in this Note to the Credit Agreement shall be construed as references to that Agreement as it may be amended from time to time.

        The principal of the Loan shall be repaid in equal installments in the amount of $104,166.66 each, which shall be due and payable commencing on June 15, 2012, and continuing thereafter on the fifteenth (15th) day of each calendar month until May 15, 2016, on which date the entire unpaid principal balance of this Note shall be due and payable in full together with all accrued and unpaid interest. The Credit Agreement contains other provisions providing for the payment of principal on the Term Loan in certain situations further described therein. The term "Banking Day" and all other defined terms used in this Note which are not defined herein are used as defined in the Credit Agreement. Principal may be prepaid, but only as provided in the Credit Agreement and subject to a prepayment premium as further provided therein, and provided further that all partial prepayments shall be applied to the latest maturing installments of principal payable under this Note in inverse order of maturity.

        Interest on the unpaid principal balance of the Loan outstanding from time to time prior to and after maturity will accrue at the rate or rates provided in the Credit Agreement. Prior to maturity, accrued interest shall be due and payable on the fifteenth (15th) day of each calendar month commencing on June 15, 2012, in addition to the installments of principal due on those dates as provided above, and at maturity. After maturity, interest shall be due and payable as accrued and without demand. Interest shall be calculated by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

        If any installment of principal or interest due under the terms of this
Note is not paid when due, then the Bank or any subsequent holder of this Note may, at its option and without notice, declare the entire principal amount of this Note and all accrued interest immediately due and payable.

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Reference is made to the Credit Agreement for other conditions under which the maturity of this Note may be accelerated.

        If any installment of principal or interest due under the terms of this Note prior to maturity is not paid in full within ten (10) days when due, then the Bank at its option and without prior notice to the Maker, may assess a late payment fee in an amount equal to the greater of $25.00 or five percent (5%) of the past due amount. Each late payment fee assessed shall be due and payable on the earlier of the due date of the next regularly scheduled payment of principal or interest, or the maturity of this Note. Waiver by the Bank of any late payment fee assessed, or the failure of the Bank in any instance to assess a late payment fee shall not be construed as a waiver by the Bank of its right to assess late payment fees thereafter.

        All payments on account of this Note shall be applied first to accrued and unpaid interest, then to principal, then to other fees and charges, provided that in the event of an Event of Default, all payments received may be applied in such order and manner as the Bank shall determine. Any payment scheduled to be made on a day that is not a Banking Day shall be deemed due and payable on the first Banking Day immediately following such date, and interest shall accrue and be payable on the date of such payment.

        The Maker and any endorsers severally waive demand, presentment for payment and notice of nonpayment of this Note, and each of them consents to any renewals or extensions of the time of payment of this Note without notice. Reference is made to the Credit Agreement which provides for the right of setoff and other remedies in favor of the Bank upon the occurrence of an Event of Default.

        All amounts payable under the terms of this Note shall be payable with expenses of collection, including attorneys' fees, and without relief from valuation and appraisement laws.

        This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

                                            NOBLE ROMAN'S, INC., an Indiana
                                            corporation



                                            By: /s/ Paul W. Mobley
                                                -------------------------------
                                                Paul W. Mobley, Chairman, Chief
                                                Executive Officer, and Chief
                                                Financial Officer

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